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                      [CHASE SECURITIES INC. LETTERHEAD]

                                                                   EXHIBIT 23.5

                                                             September 29, 1998

The Special Committee of
 the Board of Directors
Newmont Gold Company
1700 Lincoln Street
Denver, Colorado 80203

     Re: Registration Statement of Newmont Mining Corporation, relating to the Common Stock, par value $1.60 per share, being registered in connection with the Merger of NGC Acquisition Co. with and into Newmont Gold Company

Members of the Special Committee of the Board of Directors:

  Reference is made to our opinion letter dated September 28, 1998 with respect to the merger of Newmont Gold Company ("Newmont Gold") with and into NGC Acquisition Co., a newly formed, wholly owned subsidiary of Newmont Mining Corporation.

  The foregoing opinion letter is for the information and assistance of the Special Committee of the Board of Directors of Newmont Gold in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or other document, except in accordance with our written consent.

  In that regard, we hereby consent to the reference to the opinion of Chase Securities Inc. under the captions "The Merger--Background of the Merger" and "The Merger--Opinion of Special Committee's Financial Advisor" and to the inclusion of the foregoing opinion as an appendix to the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

                                          Very truly yours,

                                          CHASE SECURITIES INC.

                                           /s/ Kevin D. McQuilkin
                                          By __________________________________
                                            Name: Kevin D. McQuilkin
                                            Title:  Managing Director